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                                                           EXHIBIT (j)(1)


                       CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the references to us under the headings "Financial Highlights" and "Independent Auditors" in this Registration Statement on Form N-1A relating to the financial highlights for the years in the period ending June 30, 1999 of Van Kampen Asian Growth Fund, Van Kampen American Value Fund, Van Kampen Emerging Markets Fund, Van Kampen Equity Growth Fund, Van Kampen European Equity Fund, Van Kampen Focus Equity Fund, Van Kampen Global Equity Fund, Van Kampen Global Equity Allocation Fund, Van Kampen International Magnum Fund, Van Kampen Latin American Fund, Van Kampen Mid Cap Growth Fund, Van Kampen Tax Managed Global Franchise Fund, Van Kampen Value Fund, Van Kampen World Wide High Income Fund, each a fund in the Van Kampen Series Fund Inc.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
October 23, 2000